Exhibit 99.1

Inland Inland Real Estate Income Trust, Inc. NEWS RELEASE 2901 Butterfield Road Oak Brook, Ill. 60523 www.inland-investments.com

FOR IMMEDIATE RELEASE

DATE: October 28, 2024

CONTACT: Nicole Spreck, Inland Communications

(630) 586-4896 nicole.spreck@inlandgroup.com

Inland Real Estate Income Trust, Inc. Engages Financial Advisor

Oak Brook, Ill. – Inland Real Estate Income Trust, Inc. (the “Company”), a publicly registered, non-traded real estate investment trust, announced today that the Company has engaged BMO Capital Markets Corp. to act as exclusive financial advisor to the Company in connection with the board’s review of strategic alternatives.

As previously disclosed, the board of directors of the Company has initiated a process to review strategic alternatives, including the sale of the Company. There can be no assurance that the strategic review will result in a transaction creating a liquidity event or the timing of, or value created by, any transaction.

About Inland Real Estate Income Trust, Inc.

Inland Real Estate Income Trust, Inc. was formed to acquire, directly or indirectly, a portfolio of commercial real estate located throughout the United States with a focus specifically on grocery-anchored retail assets. Inland Real Estate Income Trust, Inc. was sponsored by Inland Real Estate Investment Corporation. For more information, please visit www.inland-investments.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” which are not historical facts, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “can,” “would,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appear,” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions such as inflation and interest rates, competition from internet retailers with our tenants for sales revenue, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent annual report on Form 10-K as of December 31, 2023, filed on March 13, 2024 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.